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                                                                    Exhibit 23.2

                         Consent of Independent Auditors


The Board of Directors
Aeroflex Incorporated:

We consent to the incorporation by reference in the registration statement on Form S-8 of Aeroflex Incorporated of our report dated August 15, 2000, relating to the consolidated balance sheets of Aeroflex Incorporated and subsidiaries as of June 30, 2000 and 1999 and the related consolidated statements of earnings, stockholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended June 30, 2000, which report is incorporated by reference in the June 30, 2000 annual report on Form 10-K of Aeroflex Incorporated and subsidiaries.


                                                              /s/ KPMG LLP
                                                              KPMG LLP


Melville, New York
May 15, 2001